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                                                                   Exhibit 10(D)
                            UNITED STATES OF AMERICA

                                   BEFORE THE

                      FEDERAL ENERGY REGULATORY COMMISSION

NEVADA POWER COMPANY                )     DOCKET NOS. ER01-2754-002,
                                          ER01-2755-002, ER01-2758-002, AND
                                          ER01-2759-002 (NOT CONSOLIDATED)


                              SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement"), dated April 16, 2002, is by and between Nevada Power Company ("NPC"); and each of Calpine Corporation ("Calpine"); Duke Energy Trading and Marketing, L.L.C. ("Duke"); Mirant Las Vegas, LLC ("Mirant"); Pinnacle West Energy Corporation ("Pinnacle"); and Reliant Energy Services, Inc. ("Reliant"). Calpine, Duke, Mirant, Pinnacle and Reliant are referred-to collectively as the "Generators."

WHEREAS, NPC filed separate transmission service agreements ("TSAs") under its open Access Transmission Tariff ("Tariff") with each of the Generators at the Federal Energy Regulatory Commission ("FERC") in the above-referenced proceedings; and

WHEREAS, in order to provide the transmission service provided for under the TSAs and to meet native load needs it is necessary for NPC to construct a 3000 MW transmission project known as the "Centennial Project;" and

WHEREAS, on December 20, 2001, FERC issued an Order (the "December 20 Order") that, among other things; (1) set for settlement proceedings the issue of how much security NPC could require of the Generators in connection with the construction of the Centennial Project; (2) required NPC to negotiate with Calpine regarding the service, if any, that can be required under Service Agreement No. 95 that provides for service from the Crystal substation to the NPC Control Area; and (3) required NPC to make a compliance filing with respect to the remaining Calpine TSA and the Duke, Pinnacle and Reliant TSAs that implemented the December 20 Order's ruling regarding rollover rights; and

WHEREAS, on February 27, 2002, NPC made its compliance filing (the "Compliance Filing"); and

WHEREAS, the parties have negotiated regarding Centennial security, rollover rights and Calpine's Service Agreement No. 95;

NOW THEREFORE, the parties agree as follows:
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1.    CENTENNIAL SECURITY.

      a. The amount of each Generator's responsibility for Centennial security is specified on Exhibit A to this Agreement. Such security shall be in a form as specified in paragraph 1(b), and if not already in place shall be put in place no later than 5 business days after FERC issues an order approving this Agreement.

      b.    The following are acceptable forms of security:

            i. The Generator has, or provides a corporate guarantee in a form reasonably acceptable to NPC from an entity that has, a credit rating of BBB+/Baa1 or better (an "Acceptable Credit Rating").

            ii. The Generator posts a letter of credit in a form reasonably acceptable to NPC from a bank acceptable to NPC.

            iii. The Generator posts a surety bond from an entity acceptable to NPC.

            iv. Any other form of security reasonably acceptable to NPC that provides NPC with at least the same level of security as items
                  (i)-(iii) above; provided, however, that a Generator may without NPC's consent replace its existing security with any form of security listed in (i)-(iii) above.

            As of the date of this Agreement, all of the Generators except for Pinnacle have provided acceptable security in the specified amount and thus have satisfied Section 1 of this Agreement.

      c. Once service commences under a TSA, a Generator's security required under paragraph 1(a) shall be reduced annually on the anniversary of the commencement of service in an amount equal to the revenues received by NPC under the TSA in the previous year. When the initial term of the TSA expires, the security required under this Agreement shall be reduced to zero regardless of whether the TSA is renewed, at which time the security provisions of NPC's Tariff shall apply. NPC shall have the discretion to determine whether, upon the commencement of commercial operations of a Generator's facility, it is necessary or desirable to require the maintenance of security required by this paragraph 1.

      d. After NPC has received one year's worth of transmission revenues from a Generator under a TSA, the Acceptable Credit Rating requirement for that Generator will be reduced from BBB+/Baa1 to BBB/Baa2.

2. ROLLOVER RIGHTS. The rights of the Generator under the Duke, Pinnacle and Reliant TSAs to rollover long-term firm transmission service at the expiration of such TSAs will be governed by the provisions of Section 2.2 of NPC's Tariff or of the applicable provisions of any successor tariff, as such provisions may be modified in accordance with


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      FERC policy. Duke, Pinnacle and Reliant agree to engage in nonbinding communications with NPC regarding their intention to exercise rollover rights at the expiration of the TSAs that are the subject of this Agreement, so that NPC may plan its system accordingly. In order to effectuate this commitment, NPC will file amended TSAs that will include a new Section 5.0 in the form set forth in Exhibit B to this Agreement.

3.    CALPINE SERVICE AGREEMENT NO. 95.

      a. Calpine Service Agreement No. 95 will be terminated, and Calpine's queue position with respect to its unfulfilled requests for transmission service made during the year 2000 will be restored. NPC will process Calpine's request for service into the NPC control area simultaneously with Calpine's later-filed request for service out of the NPC control area, with the goal of determining the additional facilities necessary to provide service into and out of the NPC control area under a single TSA (the "Revised Calpine TSA"). Such processing by NPC shall be in accordance with the procedures and priorities established by FERC under Order No. 888, including application of Order No. 888's first-in-time principles.

      b. NPC will execute a written release of the existing surety bond for Service Agreement No. 95 within 5 business days of the earlier to occur of: (a) the certification of this Agreement to FERC as an uncontested settlement; or (b) FERC's approval of this Agreement.

      c. NPC recognizes that Calpine has a single generation project that will rely on both its existing 400 MW Crystal to Mead TSA (the "Existing TSA") and the Revised Calpine TSA for transmission capacity for its project. In order for Calpine's project to be viable, Calpine needs assurances that the Revised Calpine TSA will provide for transmission rates and an in-service date that are compatible with its project. Therefore, an amendment to the Existing TSA will be filed with a new Section 9.0 regarding termination, as set forth in Exhibit C to this Agreement.

      d. In order to ensure that service under the Existing TSA and the Revised TSA commence at the same time, the date for commencement of service under the Existing TSA will be amended to provide that service will commence on January 1, 2005.

4.    AMENDED 2000 RESOURCE PLAN.

      a. Within 90 days of the approval of this Agreement by FERC, NPC will file an amended 2000 Resource Plan, pursuant to NAC 704.9503 and NAC 704.9503(5),


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            at the Public Utilities Commission of Nevada ("PUCN") that will reflect the following native load uses of the Centennial Project:

            i. The 500 MW of capacity made available by terminating the Calpine Service Agreement No. 95;

            ii. Transmission capacity associated with any future sale of generation capacity from any of the Generators to NPC where the Generator either uses its own transmission rights to deliver the capacity to NPC or elects not to renew its TSA;

            iii. Transmission capacity associated with the Existing TSA if that agreement is terminated by Calpine as provided in paragraph 3(c); and

            iv. The potential to use the remaining unsubscribed 150 MW of Centennial capacity, provided that an appropriate transmission project is constructed that would allow such capacity to be delivered to the NPC control area.

      b. The filing by NPC of the amended 2000 Resource Plan pursuant to Paragraph 4(a) shall not affect the PUCN's full resource approval of the Centennial Project.

      c. Nothing in this Agreement obligates the PUCN to approve the amended 2000 Resource Plan to be filed under paragraph 4(a) or in any way has any impact on the PUCN's ruling on that filing. If NPC proposes in its amendment a new utility facility not previously approved by the PUCN, PUCN acceptance will be required in order for the new utility facility to be deemed a prudent investment pursuant to NRS 704.110(10).

5. TERM AND TERMINATION. This Agreement shall become effective as of the date that it is approved by FERC, and shall remain in effect until all security required by paragraph 1 has been terminated. The provisions of this Agreement are not severable and if the Agreement is not approved in whole by FERC, the Agreement shall be deemed null and void.

6. THIRD-PARTY BENEFICIARY RIGHTS. The PUCN is a third-party beneficiary of Paragraph 4 of this Agreement. This Agreement shall not in any way foreclose, limit, impair or otherwise encumber the ability, authority or jurisdiction of the PUCN to take any action on any issue or matter consistent with the law. With respect to the Generators, nothing in this Agreement shall be construed to constitute a representation, warranty, covenant, surety of obligation, guarantee, joint undertaking or joint venture, or any similar right, obligation, or relationship. No Generator may assert a claim of any type whatsoever against another Generator on the basis of any third-party beneficiary rights that may be presumed or implied as a result of this Agreement. Notwithstanding any provision in this Agreement, the obligations of the Generators are individual, not joint and several, and no Generator shall be liable to any other Generator, NPC, the PUCN or any third-party for any act or omission of any other party to this Agreement.


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7. SUPPORT FOR EXPEDITIOUS APPROVAL. NPC and Generators agree to act to achieve expeditious PUCN and FERC approval of this Agreement. NPC will file this Agreement at FERC as a settlement within three business days of its execution by all Generators, and will pursue expeditious PUCN consideration. NPC will request, and Generators hereby support, comment periods at FERC as necessary so that final comments are due no later than five business days after the date that the PUCN considers the Agreement at a meeting.

8. CONSTRUCTION OF CENTENNIAL PROJECT. Nevada Power shall use reasonable efforts to complete the Centennial Project in time to provide service as contemplated under the TSAs.

9. COUNTERPARTS. This Agreement may be executed in counterparts, each one of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date set forth above.

NEVADA POWER COMPANY                       CALPINE CORPORATION

By:                                        By:
   ------------------------                   ----------------------------

DUKE ENERGY TRADING AND MARKETING L.L.C.   MIRANT LAS VEGAS, LLC

By:                                        By:
   ------------------------                   ----------------------------

PINNACLE WEST ENERGY CORPORATION           RELIANT ENERGY SERVICES, INC.

By:                                        By:
   ------------------------                   ----------------------------


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                                    EXHIBIT A

                              SECURITY REQUIREMENTS

                 TOTAL CENTENNIAL COSTS       $254 MILLION
                 Calpine                      $33.33 million
                 Duke                         $50 million
                 Mirant                       $40.67 million
                 Pinnacle                     $29.67 million
                 Reliant                      $41.67 million
                 Remainder (assumed by NPC)   $58.66 million

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                                    EXHIBIT B

                SECTION 5.0 OF DUKE, RELIANT AND PINNACLE TSAs

5.0 The Transmission Customer's renewal rights under this agreement shall be as specified in Section 2.2 of the Transmission Provider's Tariff as it may be amended from time to time in accordance with FERC policy. In addition, in order to assist the Transmission Provider in planning its system appropriately, the Transmission Customer will communicate with the Transmission Provider on a nonbinding basis regarding its assessment of whether it will renew this agreement as follows:

      5.1 In the event the Transmission Customer signs a power sales contract that: (1) utilizes the transmission capacity provided for under this agreement, and (2) extends beyond this agreement's initial term, the Transmission Customer shall so notify the Transmission Provider (without identifying the parties to the power sales contract) and shall provide the Transmission Provider with the Transmission Customer's assessment of the likely impact of such contract on its intent to renew this agreement.

      5.2 The Transmission Customer will on an annual basis, starting five years prior to the end of the initial term of this agreement, provide the Transmission Provider with a nonbinding statement of its current assessment of whether it will renew this agreement. The Transmission Customer will, on Transmission Provider's request, answer any reasonable questions the Transmission Provider has about such assessment; provided that the Transmission Customer shall not be obligated to provide any confidential market data to the Transmission Provider.
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      5.3 The Transmission Provider's transmission personnel shall treat as confidential and proprietary all information provided by Transmission Customer under this Section 5.0, and shall comply with FERC's affiliate regulations and other applicable provisions of Order No. 889, or any successor requirements, in its treatment of such information; provided that this Section 5.3 shall not prevent the Transmission Provider from providing information to FERC, the PUCN or any other agency of competent jurisdiction in accordance with applicable requirements of such agency or from compliance with any valid court order requiring the production of such information. The Transmission Provider shall give the Transmission Customer notice of any such agency request or court order so that the Transmission Customer may take any action deemed necessary by the Transmission Customer to protect the confidentiality of the requested information.


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                                    EXHIBIT C

                           CALPINE TERMINATION RIGHTS

9.0 The Transmission Customer may terminate this agreement prior to the date specified in Section 1.0 as follows:

      9.1 The Transmission Customer has submitted requests for service that would result in a transmission service request for capacity leading from the Crystal substation to delivery points in the El Dorado Valley (the "Second Service Request"). The Transmission Customer shall have the right to terminate this agreement under this Section
            9.0 if the Transmission Provider's processing of the Second Service Request does not result in a transmission service agreement filed at FERC no later than October 15, 2002, that has the following attributes:

            9.1.1 Firm point-to-point Transmission service for a 25-year term for 500 MW from the Crystal substation to delivery points in the El Dorado Valley, provided at the Transmission Provider's rolled-in transmission rates.

            9.1.2 Transmission service to commence no later than January 1,
                  2005.

            9.1.3 The amount of the Transmission Customer's regional required upgrades resulting from the interconnection of the Transmission Customer's generation facility to the Transmission Provider's system has not increased solely as a consequence of the Second Service Request.

            9.1.4 Transmission Provider will accept as security any of the acceptable forms of security listed in the Settlement Agreement in Docket Nos. ER01-2754, et al. If any upgrades necessary for the Second Service Request are made exclusively for the Second Service Request, Transmission Provider will permit a ramped-up security arrangement whereby security will be required only as Transmission Provider makes expenditures for the upgrades. If necessary upgrades are made for the Second Service Request and other service requests as a group, Transmission Provider will permit a ramped-up security arrangement to the extent practical.

      9.2 In the event that a transmission service agreement with the above attributes is not filed at FERC by October 15, 2002, then the Transmission Customer shall have thirty days to provide the Transmission Provider with notice of termination of this agreement. If notice of termination is not provided within 30 days, then the Transmission Customer shall no longer have any right to terminate under this Section 9.0.
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      9.3   In the event that the Transmission Customer does terminate this agreement pursuant to this Section 9.0, it shall be responsible for all nonmitigable damages incurred by the Transmission Provider, provided that in no event shall the Transmission Customer be obligated to pay more than $10,000,000 in damages (the "Damages Cap"). The Transmission Provider shall use its reasonable efforts to mitigate any damages, including but not limited to, permitting another credit worthy customer to assume all or part of the Transmission Customer's rights and obligations or reducing the scope of the upgrade facilities to the extent it is possible to do so and still satisfy all other requests for service to be satisfied with such facilities. The Damages Cap shall not be construed to be a liquidated damages provision and shall not relieve the Transmission Provider of its obligation to mitigate its damages or prove the amount of its claim.


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